CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)

                Quarters Ended        Six Months Ended
                  June 27,   June 28,   June 27,   June 28,
                    1998       1997       1998       1997

                BASIC
Earnings
Earnings before extraordinary
  loss          $  39,795  $  31,768  $  71,738  $  58,379

Extraordinary loss on early extinguishment
  of debt         (13,843)    (1,227)   (15,794)    (1,227)

Net earnings    $  25,952  $  30,541  $  55,944  $  57,152

Shares
Weighted average shares
 outstanding       74,430     73,341     74,267     73,210

Per share
Earnings before extraordinary
  loss          $    .53   $    .44   $    .96   $    .80

Extraordinary loss on early extinguishment
  of debt           (.18)      (.02)      (.21)      (.02)

Net earnings    $    .35   $    .42   $    .75   $    .78

                DILUTED
Earnings
Earnings before extraordinary
  loss          $  39,795  $  31,768  $  71,738  $  58,379

Extraordinary loss on early extinguishment
  of debt         (13,843)    (1,227)   (15,794)    (1,227)

Net earnings    $  25,952  $  30,541  $  55,944  $  57,152

Shares
Weighted average shares
 outstanding       74,430     73,341     74,267     73,210

Common stock
 equivalents        2,383      1,834      2,346      1,738

Average shares
 outstanding       76,813     75,175     76,613     74,948

Per share
Earnings before extraordinary
  loss          $    .52   $    .43   $    .94   $    .78

Extraordinary loss on early extinguishment
  of debt           (.18)      (.02)      (.21)      (.02)

Net earnings    $    .34   $    .41   $    .73   $    .76